EXIBIT 2.10

Mergence Corporation

Oxford Corporation

August 17, 2004

This Agreement dated August 17, 2004 by and between Mergence Corporation (“Company”) and Tom Hemingway, T. Richard Hutt and David P. Noyes (“Buyers”) amends the purchase agreement  (“Agreement”) between the Company which provided for the purchase of one million shares of Oxford Media Corp. (“Oxford”) from the Company and the agreement by the Company to dividend the balance of 800,000 shares of the outstanding common stock of Oxford to the Company’s shareholders of the as of August 27, 2004.

The Company has been advised by counsel that the contemplated dividend of the 800,000 Oxford shares was not possible and the Agreement is hereby modified as follows:

Buyers agrees to purchase the balance of 800,000 shares owned of Oxford common stock owned by Mergence totaling for the purchase price of $48,000 by canceling indebtness for deferred compensation, services, expenses and loans, and have Oxford assume the following liabilities from Mergence Corporation:

Building Costs              $  62,194

Professional Fees              55,125

Accrued Expenses              8,000

                                        $ 125,319

Further the Buyers agree that Oxford will issue 800,000 newly issued shares of its common stock to Mergence Corporation shareholders pro-rata from a list provided by Mergence and that prior to such issuance, will file with the Securities and Exchange Commission, pursuant to the Securities Act of 1933, a registration statement covering the shares.  The issuance shall be made by Oxford when and if the registration statement shall have been declared effective by the Securities and Exchange Commission.  Oxford intends to prepare and file a registration statement on Form SB-2 as soon as possible, at the Oxford’s cost, in order to make the share issuance in accordance with the Securities Act of 1933.

Agreed:

Mergence Corporation:

August 17, 2004

            /s/    Thomas Hemingway

By:  Thomas Hemingway Chairman, CEO and Director

          /s/    Richard Hutt

       T. Richard Hutt, Secretary-Treasurer and Director

         /s/    James Budd

       James Budd, Director

Buyers:

August 17, 2004

/s/  Thomas Hemingway

Thomas Hemingway

/s/  Richard Hutt

T. Richard Hutt

/s/  David P. Noyes

David P. Noyes